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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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State National Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1900 L. Don Dodson Drive
Bedford, Texas 76021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 3, 2016

        The 2016 annual meeting of shareholders of State National Companies, Inc. (the "Company") will be held on June 3, 2016, beginning at 8:30 a.m. at the corporate offices of the Company, 1900 L. Don Dodson Drive, Bedford, Texas 76021. The meeting will be held for the following purposes:

  1.
  to elect five directors to serve until the 2017 annual meeting of shareholders;

  2.
  to ratify the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016; and

  3.
  to transact such other business as may properly come before the meeting or any adjournments thereof.

        The board of directors recommends that you vote "FOR" each of the Company's nominees for director and "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm.

        Holders of record of the Company's common stock as of the close of business on April 8, 2016 are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

        Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting.    We are mailing to our shareholders a notice of availability over the Internet of our proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. This process will reduce our costs to print and distribute our proxy materials.

        Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope.

        It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please vote on the matters to be considered. Thank you for your interest and cooperation.

By Order of the Board of Directors,

David M. Cleff Executive Vice President of Business Affairs, General Counsel and Secretary

Bedford, Texas
April 22, 2016

1900 L. Don Dodson Drive
Bedford, Texas 76021

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 3, 2016

        This proxy statement provides information in connection with the solicitation of proxies by the board of directors (the "board") of State National Companies, Inc. (the "Company") for use at the Company's 2016 annual meeting of shareholders, which will be held on June 3, 2016, beginning at 8:30 a.m. at the corporate offices of the Company, 1900 L. Don Dodson Drive, Bedford, Texas 76021, or any postponement or adjournment thereof (the "Annual Meeting"). On April 22, 2016, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet or request a paper copy of the proxy materials.

        At the Annual Meeting, we will ask our shareholders to (i) elect our board, (ii) ratify the Audit Committee's selection of Ernst & Young LLP ("Ernst & Young") to serve as our independent registered public accounting firm for 2016 and (iii) consider and vote upon any other business which properly comes before the Annual Meeting.

        The board recommends that you vote "FOR" each of the Company's nominees for director and "FOR" the ratification of Ernst & Young as our independent registered public accounting firm.

        Record holders of the Company's common stock as of the close of business on April 8, 2016 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter considered at the Annual Meeting. As of April 8, 2016, there were 42,704,712 shares of common stock outstanding.

        You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting is contained in the Notice of Internet Availability of Proxy Materials. Please do not submit a proxy card if you have voted by telephone or the Internet.

        You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

  •
  delivering a written notice revoking your proxy to the Company's Secretary at the address above;

  •
  delivering a new proxy bearing a date after the date of the proxy being revoked; or

  •
  voting in person at the Annual Meeting.

        Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted as follows:

  •
  FOR the election of each of the Company's five nominees for director to serve until the 2017 annual meeting of shareholders;

  •
  FOR the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm for 2016; and

  •
  at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

        If you own shares of common stock held in "street name" and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm for 2016, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

        Holders of a majority of the outstanding shares of the Company's common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote.

        The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for both of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1—Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2—Ratification of the appointment of Ernst & Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

        The Company pays the costs of soliciting proxies. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

        A board of five directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. The proxies being solicited will be voted for no more than five nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

        Pursuant to our bylaws, at each election of directors, Terry Ledbetter, our Chairman and Chief Executive Officer, is entitled to nominate one person for election to the board, provided that the Ledbetter group (consisting of Terry Ledbetter and his brother, Lonnie Ledbetter, and their respective spouses, descendants and affiliates) owns at least a minimum percentage of our common stock. The required minimum ownership percentage is calculated by dividing one by the number of directors to be elected. For this Annual Meeting, based on the Ledbetter group's current ownership, Terry Ledbetter was entitled to nominate one director candidate; however, he elected not to exercise this right.

        All of the nominees listed below currently serve as directors. All of the nominees were nominated by our board based on the recommendation of our Nominating and Corporate Governance Committee. Each nominee has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the proxy may be voted for the election of a substitute nominee nominated by our board based on the recommendation of our Nominating and Corporate Governance Committee.

        Set forth below is biographical information for our director nominees.

        Gene Becker, age 66, joined our board in June 2014. Mr. Becker is the President of Eugene Becker & Associates, a marketing and consulting company, organized to assist financial services companies in maximizing their fee income through the sale of insurance and membership programs. Mr. Becker founded Eugene Becker & Associates in 2000. Mr. Becker is also an operating partner of Golden Gate Capital and Altamont Capital, each a private equity firm. Mr. Becker has more than 25 years of extensive experience and knowledge of the property and casualty and life insurance markets. Mr. Becker received his B.A. from Biscayne College (St. Thomas University), and his M.B.A. from University of Miami.

        Mr. Becker was selected to serve on our board because of his extensive experience in the insurance industry and as an insurance company executive.

        Marsha Cameron, age 61, joined our board in June 2014. Ms. Cameron is a partner and co-founder of Paradox Compensation Advisors, an executive compensation advisory company, and the managing partner and founder of Aperture Coaching to Management, a consulting firm providing leadership coaching, strategy facilitation and change management services. Ms. Cameron founded Aperture Coaching to Management in 2004 and co-founded Paradox Compensation Advisors in 2009. Ms. Cameron is a consultant and business owner with more than 30 years of experience in the areas of leadership coaching, executive compensation consulting, performance management and other areas. Ms. Cameron also serves on a number of non-profit boards. Ms. Cameron received her B.S. from University of California—Riverside and her M.S. from Columbia University. Ms. Cameron also received a graduate level certification in leadership coaching from Georgetown University in 2004.

        Ms. Cameron was selected to serve on our board because of her diverse and extensive management experience.

        David King, age 57, joined our board in June 2014. Mr. King is a Managing Director in Fortress Investment Group's Credit Funds business, where he heads the Strategic Capital Group and focuses on investments in the financial services sector. Prior to joining Fortress in 2014, in 2011, Mr. King founded and led Culpeper Capital Partners LLC. Mr. King was formerly a Senior Managing Director at Bear Stearns Merchant Banking and its successor firm Irving Place Capital, a middle-market private equity firm from 2001 to 2011, and a Managing Director of McCown De Leeuw & Co., where he worked from 1990 to 2000. From 2007 to June 2014, Mr. King served on the board of Doral Financial, and he currently serves on the boards of a number of private companies in the financial services sector. Mr. King received his B.A. from Rice University, his M.S. from Stony Brook University, and his M.B.A. from Stanford University.

        Mr. King was selected to serve on our board because of his extensive financial and business knowledge and his experience serving as a public company director.

        Terry Ledbetter, age 63, co-founded our business in 1973 and serves as our Chairman and Chief Executive Officer. Mr. Ledbetter has been a director since 1973 and served as President for over 15 years until February 2016. He became our Chairman and Chief Executive Officer in June 2014. In the early years of the collateral protection insurance business, Mr. Ledbetter developed many of the innovative features of the product that helped differentiate the Company from our competitors. Throughout the history of the Company, Mr. Ledbetter has been primarily responsible for the regulatory and legislative activity of the Company. Additionally, Mr. Ledbetter has been the principal contact with A.M. Best in establishing and maintaining the Company's "A" (Excellent) rating. Since 1979, Mr. Ledbetter has been dedicated to enhancing and expanding the program services business. Mr. Ledbetter has established new and maintained existing relationships with prospects, customers, reinsurers and brokers. Mr. Ledbetter provides ongoing leadership and strategic planning for the Company. Mr. Ledbetter received his B.B.A. from Southern Methodist University.

        Mr. Ledbetter was selected to serve on our board because of his experience in the property and casualty insurance and the collateral protection insurance industries; his knowledge of the legal and regulatory matters affecting our operations; and his long-time executive experience with the Company.

        Fred Reichelt, age 75, joined our board in June 2014. Mr. Reichelt is also a director of State National Insurance Company, Inc., National Specialty Insurance Company and United Specialty Insurance Company, each a subsidiary of the Company, and has served as a member of the audit committees of the insurance subsidiaries since 2011. Mr. Reichelt, a certified public accountant, has extensive experience in the financial services industry. Mr. Reichelt joined Unitrin in Chicago in 1991 as its Group Executive, and from 1995 to 2008 he served as President and CEO of Fireside Bank, a subsidiary of Unitrin. Mr. Reichelt received his B.S. from the University of Illinois at Urbana-Champaign.

        Mr. Reichelt was selected to serve on our board because of his extensive experience in the insurance industry and as an insurance company executive.

The board recommends a vote "FOR" the election of each of the above nominees.

BACKGROUND AND TRANSITION TO PUBLIC COMPANY

        On June 25, 2014, we completed the sale of an aggregate of 31,050,000 shares of our common stock in a transaction that we refer to as the "private placement." Subsequently, we registered the resale of these shares with the Securities and Exchange Commission ("SEC") and our common stock began trading on the Nasdaq Global Select Market ("NASDAQ") on November 3, 2014. Prior to the private placement, our co-founders, brothers Lonnie Ledbetter and Terry Ledbetter, through trusts established by each of them, each held approximately 50% of the economic interest in our outstanding common stock and served as our only directors.

 THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Corporate Governance

Director Independence

        Our board has reviewed the composition of our board and considered whether any director has a relationship with us that could compromise that director's independent judgment in carrying out that director's responsibilities and all other facts and circumstances that the board deemed relevant in determining independence. The board affirmatively determined that each of the members of our board, with the exception of Terry Ledbetter, is an independent director under applicable NASDAQ rules.

Committees of the Board

        Our board has established the following committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. Written copies of the board approved charters of each of these committees are available on our website at www.statenational.com. Our board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

Audit Committee

        The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent registered public accounting firm and approves its services. One of its functions is to assure that the independent registered public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee assures that appropriate action is taken on the recommendations of the independent registered public accountants. The Audit Committee charter requires the Audit Committee to approve all related-party transactions.

        The Audit Committee consists of David King (chair), Marsha Cameron and Fred Reichelt. The board has determined that the members of the Audit Committee meet the independence requirements contained in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable NASDAQ rules. In addition, the board has determined that Mr. Reichelt qualifies as an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee met eight times in 2015.

Compensation Committee

        The Compensation Committee reviews and determines the compensation of our named executive officers and board members and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of stock options and other awards under our 2014 Long-Term Incentive Plan, the grant of cash awards under our 2015 Cash Incentive Plan and the payout of cash awards earned under our legacy long-term cash incentive plan, and oversees all compensation plans, policies and programs of the Company as they affect the named executive officers. The Compensation Committee also reviews director compensation in relation to comparable companies and makes recommendations regarding director compensation to the board.

        Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation is provided under "Compensation Discussion and Analysis" below.

        The Compensation Committee consists of Marsha Cameron (chair), Gene Becker and Fred Reichelt. The board has determined that the members of the Compensation Committee meet the definition of "independent director" under the Exchange Act and applicable NASDAQ rules. The Compensation Committee met six times in 2015.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends candidates to fill board vacancies and newly-created director positions, recommends whether incumbent directors should be nominated for re-election to the board upon expiration of such director's term, recommends board members to the board for committee membership, and periodically reviews the Company's corporate governance policies.

        The Nominating and Corporate Governance Committee consists of Gene Becker (chair), Marsha Cameron and David King. The board has determined that the members of the Nominating and Corporate Governance Committee meet the definition of "independent director" under the Exchange Act and applicable NASDAQ rules. The Nominating and Corporate Governance Committee met one time in 2015.

Qualifications for Director Nominees

        Our Nominating and Corporate Governance Committee is responsible for evaluating whether an incumbent director should be nominated for re-election to the board as well as recommending candidates to the board to fill new or vacant positions. In evaluating and recommending board candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate, consistent with relevant policies and guidelines approved by the board or the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the individual's judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, insurance industry knowledge, the interplay of the candidate's experience with the experience of other board members, the number of other public and private company boards on which the candidate serves and the extent to which the candidate would be a desirable addition to the board and any committee of the board. In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee will also take into account such director's performance as a board member.

Shareholder Recommendations

        From time to time, our Nominating and Corporate Governance Committee, or other members of the board, may identify a need to add new members to our board. A director may be added to provide specific skills or to fill a vacancy on the board. At such time, the Nominating and Corporate Governance Committee would initiate a search, seeking input from board members and senior management. The Nominating and Corporate Governance Committee might engage a search firm to assist in the search. The Nominating and Corporate Governance Committee would seek full board approval of the selected candidate(s).

        Our bylaws permit shareholders to nominate directors for consideration at an annual meeting of shareholders. Direct shareholder nominations must be made in accordance with the advance notice requirements contained in the Company's bylaws. For a description of the process for submitting a director candidate in accordance with the Company's bylaws, see "Shareholder Proposals for the 2017 Annual Meeting." In addition, it is the policy of the Nominating and Corporate Governance Committee to consider a properly submitted shareholder recommendation when establishing the slate of director nominees to be submitted to the entire board. Assuming that a properly submitted shareholder recommendation for a director candidate has been received, the Nominating and Corporate Governance Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Nominating and Corporate Governance Committee has no obligation to recommend that candidate for nomination. Shareholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and the following supporting information to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary of the Company at 1900 L. Don Dodson Drive, Bedford, Texas 76021. The submissions should include (i) a current resume and curriculum vitae of the candidate and statement describing the candidate's qualifications and contact information for personal and professional references, (ii) the name and address of the shareholder who is submitting the nominee, and evidence establishing that the person making the recommendation is a shareholder of the Company, and the number of shares that are owned of record or beneficially by the submitting shareholder, and (iii) a description of all arrangements or understandings between the submitting shareholder and the candidate.

        As described above under Proposal One—Election of Directors, at each election of directors, Terry Ledbetter, our Chairman and Chief Executive Officer, is entitled to nominate one person for election to the board, provided that the Ledbetter group (consisting of Terry Ledbetter and Lonnie Ledbetter and their respective spouses, descendants and affiliates) owns at least a minimum percentage of our common stock.

Oversight of Risk Management

        We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. Currently, our Chief Financial Officer is directly responsible for our enterprise risk management function and reports directly to the Audit Committee. In fulfilling the risk management responsibilities, the Chief Financial Officer works closely with members of senior management, including the General Counsel and our internal audit function.

        On behalf of the board, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Chief Financial Officer meets with the Audit Committee at each of their regularly scheduled meetings to discuss the risks facing us, highlighting any new risks that may have arisen since they last met.

Code of Business Conduct and Ethics

        All directors, officers and employees are expected to act ethically at all times and in accordance with our code of business conduct and ethics. Our code of business conduct and ethics is available on our website at www.statenational.com.

Board Leadership

        The Company's Chairman and Chief Executive Officer positions are combined. The board believes that combining the positions is the most effective leadership structure for the Company at this time. As Chief Executive Officer, Terry Ledbetter is involved in the day-to-day operations and is most familiar with the opportunities and challenges that the Company faces at any given time. With this executive and operational insight, he is able to assist the board in setting strategic priorities, lead the discussion of business and strategic issues and translate board recommendations into Company operations and policies. The board has not designated a lead director and receives strong leadership from all of its members. The board believes that this open structure, as compared to having a lead director, facilitates a greater sense of responsibility among each of the directors and facilitates active and effective oversight by the board.

Board Meetings

        During 2015, the board met four times and each director attended at least 75% of the total number of meetings of the board and committees on which he or she served.

Communications with the Board

        Any shareholder or other interested party who wishes to communicate directly with the board or any of its members may do so by writing to: Board of Directors, c/o State National Companies, Inc., 1900 L. Don Dodson Drive, Bedford, Texas 76021, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the board as a group, the non-employee directors or a specific director.

Director Compensation

        For 2015, our non-employee director compensation program consisted of an annual cash retainer of $50,000 and an annual stock retainer of $30,000. We do not provide additional compensation through meeting fees. The stock retainer was provided via restricted stock awards that vest on the first anniversary of the grant date. We also pay the Chair of our Audit Committee an additional annual cash retainer of $10,000 and the Chair of our Compensation Committee an additional annual cash retainer of $5,000. Fred Reichelt serves on the boards of directors and audit committees of our insurance subsidiaries, but he does not receive additional compensation for such services. Terry Ledbetter, our Chief Executive Officer, does not receive additional compensation for his service as a director.

        The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash($)		Stock Awards ($)(1)	Total ($)
Gene Becker	50,000		29,996	79,996
Marsha Cameron	55,000	(2)	29,996	84,996
David King	60,000	(3)	29,996	89,996
Fred Reichelt	50,000		29,996	79,996

(1)
On June 25, 2015, the Compensation Committee granted 2,757 shares of restricted stock to each of the non-employee directors. The restricted stock will vest on the first anniversary of the grant date. This column reflects the grant date fair value of the restricted stock, calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 ("Topic 718").

(2)
Includes $5,000 received for serving as Chair of our Compensation Committee.

(3)
Includes $10,000 received for serving as Chair of our Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion and Analysis provides information relevant to understanding the 2015 compensation of our executive officers identified in the Summary Compensation Table on page 19, whom we refer to as our named executive officers. For 2015, our named executive officers were:

  •
  Terry Ledbetter, our Chairman of the board of directors, President and Chief Executive Officer;

  •
  David Hale, our Executive Vice President, Chief Operating Officer and Chief Financial Officer;

  •
  John Pearson, our Executive Vice President and National Sales Manager;

  •
  David Cleff, our Executive Vice President of Business Affairs, General Counsel and Secretary; and

  •
  Lonnie "Trace" Ledbetter, III, our Executive Vice President of Service. Trace Ledbetter is Terry Ledbetter's nephew.

Background and Transition to Public Company

        On June 25, 2014, we completed the sale of an aggregate of 31,050,000 shares of our common stock in a transaction that we refer to as the "private placement." Subsequently, we registered the resale of these shares with the Securities and Exchange Commission and our common stock began trading on the Nasdaq Global Select Market on November 3, 2014. Prior to the private placement, Terry Ledbetter and his brother, Lonnie Ledbetter, each owned approximately 50% of our outstanding common stock, served as our only directors, and made all compensation determinations. Following the private placement, we constituted a Compensation Committee whose members meet the definition of "independent director" under the Exchange Act and applicable NASDAQ rules. The Compensation Committee reviewed and determined the compensation of our named executive officers awarded in 2015.

Compensation Program Objectives

        The objectives of our executive compensation program are to retain executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to achieve key financial and other business objectives. We have historically compensated our named executive officers using a combination of base salary, annual cash bonuses and long-term cash bonuses. As a public company, we began to use equity awards as our long-term incentive component as opposed to cash awards. In March 2016, we awarded shares of performance-based restricted stock to all of our named executive officers.

        Our policy for setting compensation levels has focused on compensating our named executive officers at levels we believe are competitive for executives at companies of similar size and life-cycle operating in the industry, taking into account company performance. We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, the executive compensation programs and policies adopted by our independent Compensation Committee will evolve to reflect our achievements as a public company and to remain competitive.

Our Compensation Process

        The Compensation Committee, working with our Compensation Consultants, Pay Governance LLC ("Pay Governance"), and senior management, develops and implements the Company's executive compensation policies. For each of the named executive officers other than Terry Ledbetter, our CEO, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its independent judgment based on the board of directors' interaction with the named executive officer. Terry Ledbetter abstained from participation in the determination of his own compensation. In making its determinations regarding the appropriate level of compensation for each named executive officer, the Compensation Committee considers a number of variables, both qualitative and quantitative, and including the individual performance of each named executive officer.

The Role of the Board, Compensation Committee and Compensation Consultants

        The Board and Compensation Committee.    Prior to the private placement, Terry Ledbetter and his brother, Lonnie Ledbetter, made all compensation determinations as our only directors. Certain compensation programs or awards approved prior to the private placement continue to vest or remain in place through 2015. Such programs include long-term cash awards for Messrs. Hale, Cleff and Pearson, non-qualified stock options and severance agreements. Information regarding these awards is set forth below under the headings "Executive Performance-Based Cash Incentive Plans-Long-Term Incentive Plan—2013-2015 Performance," "Equity Awards—Stock Options," and "Severance Agreements."

        In connection with the private placement, our board of directors established a Compensation Committee whose members meet the definition of "independent director" under the Exchange Act and applicable NASDAQ rules. The Compensation Committee reviewed and determined the compensation awarded to the Company's Chief Executive Officer and other named executives in 2015.

        Compensation Consultants.    During 2014, in contemplation of completing the private placement and transitioning to becoming a public company, the Company engaged Pay Governance as an advisor to assist the Company on executive compensation matters. Following the private placement, the Compensation Committee engaged Pay Governance as an advisor on executive compensation and governance matters. Pay Governance currently reports directly to the Compensation Committee. The Compensation Committee has reviewed information provided by Pay Governance addressing the independence of Pay Governance and the representatives serving the Compensation Committee. Based on this information, the Compensation Committee concluded that the work performed by Pay Governance and its representatives involved in the engagement did not raise any conflict of interest.

The Use and Role of Peer Companies

        In 2014, the Company sought to develop peer groups in order to assess the competitiveness of the Company's executive compensation program. Prior to the private placement, Pay Governance provided information and advice regarding potential peer companies to Terry Ledbetter. After reviewing the relevant information, and in consultation with Pay Governance, Terry Ledbetter determined that due to the unique nature of the combination of markets in which the Company operates, there is not a large sample of similarly-sized public companies that it considers direct competitors and, thus, natural peers for benchmarking performance and/or pay levels. To address this challenge, Terry Ledbetter elected to develop two distinct peer groups for benchmarking purposes: a "Pay Level Peer Group" and a "Pay Practices Peer Group". Following the private placement, our Compensation Committee reviewed both peer groups and did not make any changes to the composition of either group. In 2015, the Compensation Committee reviewed both peer groups and added two companies to our Pay Level Peer Group: (1) Heritage Insurance Holdings, Inc.; and (2) James River Group Holdings, Ltd. These companies were not part of the 2014 peer group as they had not yet completed their initial public offerings, and thus did not have publicly-disclosed compensation data to use in benchmarking.

        Pay Level Peer Group.    The Pay Level Peer Group is used by the Compensation Committee to monitor market compensation levels, compensation program design and governance practices among a sample of smaller property and casualty insurers which operate within niche segments of the insurance industry. Given a limited number of similarly-sized direct business competitors, the following criteria were considered in selecting the constituents of this group:

  •
  Property & Casualty Insurance Industry Classification;

  •
  Market capitalization generally targeted between .4x and 4.0x of the Company's average market cap;

  •
  Revenue generally targeted between .4x and 4.0x of the Company's fiscal-year end revenue; and

  •
  Similar asset size.

        The 2015 "Pay Level Peer Group" consisted of the following companies:

Baldwin & Lyons, Inc.	James River Group Holdings, Ltd.
Donegal Group, Inc.	National Interstate Corporation
EMC Insurance Group, Inc.	Amerisafe, Inc.
Hallmark Financial Services, Inc.	Federated National Holding Company
Heritage Insurance Holdings, Inc.	United Insurance Holdings Corporation
HCI Group, Inc.	Universal Insurance Holdings, Inc.

        Pay Practices Peer Group.    The Pay Practices Peer Group is used by the Compensation Committee to provide a broader perspective on compensation program design and governance practices among other leading companies operating within niche segments of the insurance industry. Given their larger size, these companies are not used for monitoring market compensation levels; however, the Compensation Committee believes they are relevant for understanding incentive plan design practices (e.g. performance metrics) and governance practices.

        The 2015 "Pay Practices Peer Group" consisted of the following companies:

Argo Group International Holdings, Ltd.	OneBeacon Insurance Group, Ltd.
Infinity Property and Casualty Corporation	RLI Corporation
Meadowbrook Insurance Group, Inc.	Safety Insurance Group, Inc.
Montpelier Re Holdings, Ltd.	United Fire Group, Inc.
Navigators Group, Inc.

        Executive Market Assessment.    Similar to the approach taken in advance of the private placement, Pay Governance conducted a competitive compensation assessment of the Company's executive officer positions in 2015. In this study, data from the Pay Level Peer Group were used in combination with relevant published compensation survey sources to establish competitive market rates for similar positions in the market. The Pay Practices Peer Group was not used for purposes of benchmarking pay levels for the executives. Pay Governance's assessment considered the following elements of the Company's executive pay program, both individually and in the aggregate: base salary, total annual cash compensation (base salary + annual short-term incentive), long-term incentives, and total direct compensation (total annual cash compensation + long-term incentives).

        Following this review, the Compensation Committee determined that the Company's pay levels and mix of pay varied by executive in comparison to the market. These findings reinforced the Compensation Committee's plan to continue to evolve the pay programs to include a broader use of equity compensation over time to better align with public company market practices.

Our 2015 Compensation Program

        The principal elements of our executive compensation program are: base salary; short-term cash incentive; a legacy long-term cash incentive for Messrs. Hale, Cleff and Pearson; stock options; a long-term, performance-based restricted stock award for Terry Ledbetter and Trace Ledbetter; and employee benefits and other perquisites. Going forward, we expect to use equity awards as our long-term incentive component as opposed to cash awards. We have also entered into severance agreements with our named executive officers. We believe that the elements of our compensation program are customary in our industry, and we provide them in order to remain competitive in attracting, motivating, and retaining superior executive talent.

        The following descriptions of certain elements of our compensation program include performance goals or objectives regarding Company performance. In each instance, these goals or objectives are disclosed in the limited context of our executive compensation program and should not be understood to be a statement of the Company's expectations or estimates of future results or other guidance.

        Base Salary.    The Compensation Committee determined the base salary for each named executive officer for 2015. Factors considered in determining individual salaries included overall Company performance, recent and past performance of the individual, level of responsibility, prior experience and breadth of knowledge. Additionally, external pay practices as well as general industry and economic conditions were considered. After consideration of these factors, the Compensation Committee approved 2015 base salary increases for the named executive officers ranging from 0% to 9.9% with an average increase of 3.8%.

        Performance-Based Cash Incentive Awards.    All of our named executive officers were awarded annual performance-based incentive award opportunities under our 2015 Cash Incentive Plan. In addition, Messrs. Hale, Cleff and Pearson were previously awarded long-term cash awards which covered a three-year performance period ended December 31, 2015.

        2015 Annual Performance-Based Cash Incentive Awards.    The Compensation Committee awarded annual performance-based incentive awards to each of our named executive officers in March, 2015. These awards seek to focus executives on meeting key annual financial and other business objectives and reward success. In February, 2016, the Compensation Committee approved the amounts earned under the annual performance-based incentive awards based on 2015 performance.

        The table below sets forth information regarding the potential payout levels under the award for each named executive officer, other than Mr. Pearson.

		Performance Metrics($)
	Target Annual Cash Incentive($)	Corporate Net Income (after tax)	Program Services Underwriting Margin	Lender Services Underwriting Margin	Corporate Net Income (before tax)
Terry Ledbetter	1,500,000	1,500,000	—	—	—
David Hale	330,000	264,000	—	—	66,000
David Cleff	200,000	60,000	90,000	—	50,000
Trace Ledbetter	100,000	15,000	—	60,000	25,000

        The 2015 performance goals for the performance metrics based on corporate net income after taxes and underwriting margins in the Program Services and Lender Services segments are set forth below, along with the percent of the target bonus payable for achievement of those goals.

	Threshold	Target	Maximum
Corporate Net Income (after tax)	$35.2 million	$44.0 million	$52.8 million
Program Services Margins	$36.8 million	$46.0 million	$55.2 million
Lender Services Margins	$22.0 million	$27.5 million	$33.0 million
Earned Award	50% of Target	100% of Target	200% of Target

        The performance metric based on corporate net income before tax provides that if 2015 corporate net income before taxes exceeds $20,000,000, the Compensation Committee will review whether the executive achieved his established management by objectives ("MBOs") and then will use negative discretion in determining the amount to be paid to each executive. This performance metric is subject to a maximum of two times the amount reflected in the last column of the table next above. The MBOs vary by individual and reflect key operational, strategic or other objectives that align with key priorities of the Company. In determining the amount to be paid to the relevant executive officers under the MBO metric, the Compensation Committee, with input from Terry Ledbetter, assessed performance relative to these MBOs on an unweighted, subjective basis, taking into consideration: (i) the achievement of MBOs, (ii) the quality of executive's performance and (iii) changes in the relative priority of the MBOs throughout the year in response to changing business conditions.

        Mr. Pearson's entire award is contingent on the performance metric based on corporate net income before tax and provides only for a maximum potential bonus, which was $2,038,835. Similar to the use of this performance metric for Messrs. Hale, Cleff and Trace Ledbetter, if 2015 corporate net income before taxes exceeds $20,000,000, the Compensation Committee reviews whether Mr. Pearson met his goals and then uses negative discretion in determining the amount to be paid. The Compensation Committee reviews Mr. Pearson's performance relative to the following goals: (i) collateral protection insurance sales volume objectives with a premium for sales to banks and finance companies; (ii) the Lender Services underwriting margin; and (iii) MBOs established at the beginning of the year and approved by the Compensation Committee. In determining the amount to be paid, the Compensation Committee, with input from Terry Ledbetter, assesses performance relative to these goals, taking into consideration: (x) the achievement of the goals, (y) the quality of performance and (z) changes in the relative priority of the goals throughout the year in response to changing business conditions.

        Actual 2015 performance under the relevant metrics as compared to target were as follows: (i) corporate net income after taxes at 101.5%; (ii) Lender Services underwriting margin at 68.4%; (iii) Program Services underwriting margin at 116.3%; and (iv) corporate net income before taxes exceeded $20,000,000 and therefore the Compensation Committee exercised its negative discretion in determining the amount paid to the relevant executives with respect to this metric according to the considerations discussed above. The following table summarizes the amounts earned by our named executive officers under the 2015 annual performance-based incentive awards.

Executive	Corporate Net Income (after tax)	Program Services Margins	Lender Services Margins	Corporate Net Income (before tax)	Total
Terry Ledbetter	$1,600,064	—	—	—	$1,600,064
David Hale	$281,611	—	—	$66,000	$347,611
David Cleff	$64,003	$163,279	—	$50,000	$277,282
John Pearson	—	—	—	$461,942	$461,942
Trace Ledbetter	$16,001	—	$0	$6,250	$22,251

        Long-Term Incentive Plan—2013-2015 Performance.    In 2013, our board of directors, which at that time consisted of Lonnie Ledbetter and Terry Ledbetter, established performance-based, long-term cash incentive plans for Messrs. Hale, Cleff and Pearson. The long-term incentive plan sought to retain executive talent, align the interests of key executives with those of our shareholders and promote multi-year growth objectives. Amounts were earned under the long-term incentive plan based on cumulative corporate underwriting margin ("CCUM") objectives for the period from January 1, 2013 through December 31, 2015.

        Each award reflected a threshold and a maximum performance objective, together with corresponding payout amounts. No bonuses were to be paid if the CCUM for 2013-15 was less than $80 million. Each executive was to receive a bonus of $150,000 to $750,000 if the CCUM exceeded $80 million. The maximum bonus payable was $750,000 if the CCUM for 2013 to 2015 equaled or exceeded $110 million. The Company's CCUM for the three years ended December 31, 2015 was $133.8 million. As such, each of the executives earned $750,000 pursuant to this long-term incentive plan.

        Equity Awards.    The Compensation Committee believes that equity-based compensation is an effective means of ensuring that our named executive officers have a continuing stake in our long-term success. In 2015, our Compensation Committee awarded performance-based restricted stock to Terry Ledbetter and Trace Ledbetter. In connection with the completion of the private placement in 2014, the board of directors, consisting of Lonnie Ledbetter and Terry Ledbetter, made grants of non-qualified stock options to our executive officers.

        Performance-Based Restricted Stock.    In March, 2015, the Compensation Committee awarded a maximum of 200,000 shares of performance-based restricted stock to Terry Ledbetter and 15,030 shares of performance-based restricted stock to Trace Ledbetter (collectively, the "RSAs"). The Compensation Committee used performance-based RSAs in order to focus the executives on meeting key financial and other business objectives and further align the interests of these executives with our shareholders. The long-term awards to Terry Ledbetter and Trace Ledbetter are also intended to encourage retention in light of their lack of participation in the Company's legacy cash-based, long-term incentive plan described above. In determining the size of Terry Ledbetter's award, the Compensation Committee considered pay levels of CEOs across the Pay Level Peer Group and established a grant value that was in the upper quartile of the peers. In recognition of this pay position, the Committee determined that 100% of his long-term incentives for 2015 would be performance contingent. This is considerably more performance-contingent than CEOs in the peer group, which were, on average, 40% performance-contingent. Messrs. Hale, Cleff and Pearson were not awarded RSAs in 2015 due to their continued participation in our legacy long-term cash incentive plan described above.

        For Terry Ledbetter, the number of shares that will vest depends on the compound annual growth rate of the Company's earnings per share ("EPS") (weighted at 75%) and revenue (weighted at 25%) during the performance period over 2014, relative to threshold, target and maximum performance goals. In calculating EPS growth, an adjusted diluted EPS of $0.73 will be used for 2014 and the Company's diluted EPS reported in the Company's financial statements shall be used for subsequent periods. The performance periods are the 12-month period ended December 31, 2015, the 24-month period ending December 31, 2016, and the 36-month period ending December 31, 2017. Following the conclusion of each performance period, 33 1/3% of the shares subject to the RSA are eligible to vest based on maximum performance. The EPS and revenue performance metrics are independent and the executive may earn the shares subject to one of the metrics, but not the other, or both. Set forth below are the performance goals for the metrics.

	Threshold (25% Vesting)	Target (50% Vesting)	Maximum (100% Vesting)
Earnings Per Share Growth Rate	≥ 7% but < 14%	≥ 14% but < 25%	≥ 25%
Revenue Growth Rate	≥ 3.5% but < 7%	≥ 7% but < 14%	≥ 14%

        Regardless of whether the EPS and revenue growth performance goals are achieved in a particular performance period, if the Compensation Committee determines that the Company's EPS growth rate for the period is equal to or greater than the median EPS growth rate of the Pay Level Peer Group for the same period, then a minimum of 33,333 shares will vest for such performance period.

        The Company's EPS growth rate for the 12-month period ended December 31, 2015 over 2014 was 38% and the Company's revenue growth rate for the 12-month period ended December 31, 2015 over 2014 was 29%. As such, Terry Ledbetter earned the maximum number of shares (66,666).

        For Trace Ledbetter, the number of shares to be earned is based on the same performance metrics and weighting as provided for under his 2015 annual performance-based cash incentive award described above. As Trace Ledbetter earned 11.1% of the maximum under his 2015 annual performance-based cash incentive award, he earned 1,672 of the 15,030 shares under his 2015 RSA award.

        In the event of the executive's death or permanent disability, 50% of the unvested shares shall vest. If the executive is terminated for cause or resigns without good reason, all unvested shares shall be forfeited. In the event of a change of control, if the Company's successor continues or assumes the award, such award shall continue to vest in accordance with its terms. If the Company's successor does not continue or assume the award, then 50% of the unvested shares eligible for vesting in the relevant performance period shall vest. Dividends will not be paid on the RSAs until the shares have vested. At such time, the executive will be entitled to a payment based on the dividends declared during the restricted period and the number of shares earned.

        Stock Options.    In connection with the completion of the private placement in 2014, the board of directors, consisting of Lonnie Ledbetter and Terry Ledbetter, made grants of non-qualified stock options to our executive officers and certain employees to purchase an aggregate of 2,783,873 shares of our common stock. These grants were made (i) to recognize the performance of these individuals, including their efforts toward the successful private placement, (ii) to align their interests with those of our shareholders and (iii) to provide an additional incentive to promote our success and to remain in our service. The following table sets forth certain information regarding these stock option grants to our named executive officers:

Name	Options Awarded in 2014
Terry Ledbetter	1,473,333
David Hale	427,350
David Cleff	284,900
John Pearson	28,490
Trace Ledbetter	284,900

        Each option has a 10-year term, an exercise price equal to $10.00, the purchase price of our common stock in the private placement, and is subject to pro rata vesting over a three-year period, subject to full and immediate vesting upon termination of service on account of death or disability. Upon a recipient's termination of service on account of resignation, vested options will remain exercisable for one year following such resignation (two years in the case of Terry Ledbetter) or, if earlier, the expiration of the option. Upon a recipient's termination of service on account of death or disability, vested options will remain exercisable for one year following such death or disability (four years in the case of Terry Ledbetter) or, if earlier, the expiration of the option. Upon a recipient's termination of service for any other reason, vested options will remain exercisable for two years (four years in the case of Terry Ledbetter) or, if earlier, the expiration of the option.

        No stock option grants were made to named executive officers in 2015.

Other Benefits and Perquisites.

        Our named executive officers are eligible to participate in all of our employee benefit plans such as medical, dental, vision, group life, disability, and our 401(k) savings plan (with a contribution equal to up to 6% of compensation subject to certain limitations), in each case on the same basis as our other employees. In addition, a few perquisites are provided to the named executive officers, in addition to several other employees. As an example, Terry Ledbetter is provided the use of a company-owned automobile including maintenance costs, insurance coverage, and fuel and each of the other named executive officers are provided an automobile allowance.

Severance Agreements

        The Company is party to severance agreements with all of its named executive officers. These severance agreements were entered into prior to the private placement and were approved by the board of directors, consisting of Lonnie Ledbetter and Terry Ledbetter. The severance agreement with Terry Ledbetter provides that in the event he is terminated without "cause" or resigns for "good reason," he will be entitled to a lump sum severance benefit equal to three times the sum of his base salary at the time of termination and his target bonus for the year of termination. However, if any portion of the severance payment would cause Terry Ledbetter to be the recipient of an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (the "Internal Revenue Code"), the amount of his severance benefit shall be reduced so that the maximum amount payable (after reduction) shall be one dollar less than the amount that would cause him to be the recipient of an excess parachute payment. Under the severance agreement, Terry Ledbetter agrees not to engage in certain activities (noncompetition, nonsolicitation) for two years following termination of employment.

        The other severance agreements are similar to Terry Ledbetter's except that the employee's severance benefit is equal to one times his base salary at the time of termination. However, a larger benefit equal to 2.5 times base salary (1.75 times base salary in the case of Mr. Trace Ledbetter) is provided in the case of termination during the two-year period immediately following either: (i) June 25, 2014, the date of the completion of the private placement; or (ii) any subsequent "change of control" of the Company, which is defined to have the same meaning as set forth in our 2014 Long-Term Incentive Plan.

        Except in the case of Terry Ledbetter, no severance benefit will be paid under any of these severance agreements if the employee's termination of employment occurs after June 25, 2021.

  Significant Policies

        Insider Trading Policy.    Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

        Policy With Respect to Deductibility of Compensation.    The accounting and tax treatment of particular forms of compensation have not, to date, materially affected our compensation decisions. However, our Compensation Committee plans to periodically evaluate the effect of relevant accounting and tax provisions. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any year to any of our "covered employees" (which generally includes our Chief Executive Officer and any of our three other most highly compensated executive officers other than the Chief Financial Officer). However, amounts that constitute "performance-based compensation" are not subject to the deduction limitation. In addition, Section 162(m) provides that certain compensation paid during a transition period ending with our 2016 annual shareholders meeting will not be subject to the deduction limitations. Although we expect that our Compensation Committee will consider the impact of Section 162(m) in structuring our compensation plans and programs, the Compensation Committee may approve awards which would not qualify as performance-based compensation under Section 162(m). Such awards may include discretionary cash bonuses. We expect our Compensation Committee to preserve the flexibility and authority to make decisions that are in the best interest of our Company, even if those decisions do not result in full deductibility of executive compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the board of the Company that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

        This report is submitted by the members of the Compensation Committee.

COMPENSATION COMMITTEE Marsha Cameron, Chair Gene Becker Fred Reichelt

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Terry Ledbetter(3)	2015	975,000	(5)	—		998,005	(6)	—	1,600,064	(7)	59,770	3,965,497
Chairman, President and Chief	2014	1,241,538	(5)	8,561,993	(8)	1,050	(9)	4,744,132	1,400,984	(7)	48,884	15,998,581
Executive Officer	2013	1,500,000		5,000,000	(8)	—		—	—		36,586	6,536,586
David Hale	2015	461,866		—		—		—	347,611	(7)	52,503	1,610,980
Executive Vice President,									750,000	(10)
Chief Operating Officer and	2014	448,022		1,250,000	(11)	1,050	(9)	1,376,067	307,796	(7)	42,416	3,425,351
Chief Financial Officer	2013	403,670		—		—		—	386,494	(7)	43,264	833,428
John Pearson	2015	407,402		—		—		—	461,942	(7)	59,503	1,678,847
Executive Vice President and									750,000	(10)
National Sales Manager	2014	395,597		1,500,000	(11)	1,050	(9)	91,738	368,499	(7)	50,113	2,406,997
	2013	376,817		—		—		—	366,563	(7)	54,489	797,869
Trace Ledbetter(4)	2015	353,953		—		75,000	(6)	—	22,251	(7)	62,311	454,451
Executive Vice President of Service	2014	343,419		256,727	(8)	1,050	(9)	917,378	129,828	(7)	57,884	1,706,286
	2013	316,300		—		—		—	240,485	(7)	59,124	615,909
David Cleff	2015	373,960		—		—		—	277,282	(7)	62,127	1,463,369
Executive Vice President of Business									750,000	(10)
Affairs, General Counsel and Secretary	2014	340,681		500,000	(11)	1,050	(9)	917,378	184,992	(7)	51,949	1,996,050
	2013	309,797		—		—		—	199,843	(7)	57,325	566,965

(1)
Reflects the fair value of the stock options as of the date of grant. The value is calculated in accordance with FASB ASC Topic 718. See Note 15 to the consolidated financial statements included in our 2015 Form 10-K for information regarding the assumptions made in determining these values.

(2)
The following amounts are included in All Other Compensation:

	401(k) Contribution ($)			Medical, Life and Disability Insurance Premiums ($)			Wellness Incentive ($)	Value of Company Provided Car ($)			Auto Allowance ($)	Holiday Bonus ($)			Dividend Equivalents for Vested RSAs ($)	Cash Payment in Connection with Stock Award ($)
Executive	2015	2014	2013	2015	2014	2013	2015	2015	2014	2013	2015	2015	2014	2013	2015	2014
Terry Ledbetter	15,900	15,600	15,300	9,073	11,418	15,702	—	26,130	21,566	5,584	—	—	—	—	8,667	300
David Hale	15,900	15,600	15,300	463	430	366	—	7,778	20,986	22,498	23,262	5,100	5,100	5,100	—	300
John Pearson	15,900	15,600	15,300	6,940	8,291	11,762	600	7,702	20,822	22,327	23,262	5,100	5,100	5,100	—	300
Trace Ledbetter	15,900	15,600	15,300	11,609	15,476	13,605	—	6,233	21,408	25,119	23,262	5,100	5,100	5,100	207	300
David Cleff	15,900	15,600	15,300	11,609	10,638	12,189	—	6,257	20,311	26,735	23,262	5,100	5,100	3,100	—	300
(3)
Matthew Freeman was appointed President of the Company in February 2016.

(4)
Trace Ledbetter is Terry Ledbetter's nephew.

(5)
Upon completion of the private placement, Terry Ledbetter's annual salary was reduced from $1,500,000 to $975,000.

(6)
Reflects the aggregate fair value of awards of restricted stock at the date of the grant. The value is calculated in accordance with FASB ASC Topic 718. See Note 15 to the consolidated financial statements included in our 2015 Form 10-K for information regarding the assumptions made in determining these values. These performance-based awards are subject to the risk of forfeiture and vest based on the achievement of performance objectives over one and three year performance periods.

(7)
Reflects amounts paid for 2013, 2014 and 2015 performance pursuant to our Annual Performance-Based Cash Incentive Award Plans. The 2015 performance criteria are described above under "Compensation Discussions and Analysis—Our 2015 Compensation Program—Performance-Based Cash Incentive Awards—2015 Annual Performance-Based Cash Incentive Awards."

(8)
Prior to the completion of the private placement, we paid special compensation to our co-founders and certain family members, which are referred to as "founder special compensation". Upon completion of the private placement, the Company ceased paying founder special compensation.

(9)
Following the completion of the private placement, the Company awarded all of its employees a bonus of 100 shares of common stock (or the equivalent value in cash, in either case together with an additional $300 in cash to help defray taxes) in recognition of their efforts on behalf of the Company to position it to become a publicly-traded company. These named executive officers elected to receive the bonus in the form of common stock. These amounts reflect the fair value of the stock awards as of the date of grant.

(10)
Reflects amounts paid for 2013-2015 performance pursuant to our legacy Long-Term Incentive Plans. The performance criteria are described above under "Compensation Discussions and Analysis—Our 2015 Compensation Program—Performance-Based Cash Incentive Awards—Long-Term Incentive Plan—2013-2015 Performance."

(11)
Special cash bonuses provided in connection with the executive officer's efforts in preparing the Company for transitioning from a privately-held company to a publicly-traded company.

Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2015.

								Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Terry Ledbetter	3/30/2015	750,000	1,500,000	3,000,000	50,000	100,000	200,000	1,996,000
David Hale	3/30/2015	165,000	330,000	660,000	—	—	—	—
John Pearson	3/30/2015	—	—	2,038,835	—	—	—	—
Trace Ledbetter	3/30/2015	50,000	100,000	200,000	3,757	7,515	15,030	149,999
David Cleff	3/30/2015	100,000	200,000	400,000	—	—	—	—

(1)
Reflects annual performance-based cash bonus awards pursuant to our Annual Performance-Based Cash Incentive Award Plans. The executive officers' bonus amounts are based on achieving certain performance measures. Amounts earned for 2015 performance by the executive officers under this award are reported in the column titled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" above with the designation of footnote (7). Details regarding these awards, including the relevant performance measures, are set forth in "Compensation Discussions and Analysis—Our 2015 Compensation Program—Performance-Based Cash Incentive Awards—2015 Annual Performance-Based Cash Incentive Awards."

(2)
Reflects performance-based restricted stock granted pursuant to the 2014 Long-Term Incentive Plan. The shares are subject to vesting based on achieving certain performance measures. Details regarding these awards, including the relevant performance measures, are set forth in "Compensation Discussions and Analysis—Our 2015 Compensation Program—Equity Awards—Performance-Based Restricted Stock."

(3)
Amounts represent the fair value as of the date of grant calculated in accordance with ASC 718. Details of the assumptions used in valuing the options are set forth in Note 15 to our audited financial statements included in our 2015 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at December 31, 2015:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Terry Ledbetter	491,111	982,222	10.00	6/25/2024	133,334	1,308,007
David Hale	142,450	284,900	10.00	6/25/2024	—	—
John Pearson	9,497	18,993	10.00	6/25/2024	—	—
Trace Ledbetter	94,967	189,933	10.00	6/25/2024	—	—
David Cleff	94,967	189,933	10.00	6/25/2024	—	—

(1)
Reflects options granted pursuant to the 2014 Long-Term Incentive Plan on the closing date of the private placement (6/25/2014). One-third of these options vest on each of the first, second and third anniversaries of the grant date. These options have a ten-year life.

(2)
Represents unearned shares of restricted stock granted pursuant to our 2014 Long-Term Incentive Plan. These performance-based awards are subject to the risk of forfeiture and vest based on the achievement of performance objectives over a three year performance period.

(3)
Calculated based on the closing price of the Company's common stock on December 31, 2015 of $9.81 per share.

Option Exercises and Stock Vested

        The following table sets forth certain information regarding the stock awards issued during 2015. None of the named executive officers exercised stock options in 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Terry Ledbetter	66,666	653,953
David Hale	—	—
John Pearson	—	—
Trace Ledbetter	1,596	15,657
David Cleff	—	—

(1)
Reflects performance-based restricted stock awards granted pursuant to our 2014 Long-Term Incentive Plan as described elsewhere in this proxy statement.

(2)
Calculated based on the closing price of the Company's common stock on December 31, 2015 of $9.81 per share.

Employment and Severance Agreements

        The Company is party to severance agreements with Terry Ledbetter, David Hale, John Pearson, David Cleff and Trace Ledbetter.

        The severance agreement with Terry Ledbetter provides that in the event he is terminated without "cause" or resigns for "good reason," he will be entitled to a lump sum severance benefit equal to three times the sum of his base salary at the time of termination and his target bonus for the year of termination. However, if any portion of the severance payment would cause Terry Ledbetter to be the recipient of an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code, the amount of his severance benefit shall be reduced so that the maximum amount of the parachute payments (after reduction) shall be one dollar less than the amount that would cause him to be the recipient of an excess parachute payment. Under the severance agreement, Terry Ledbetter agrees not to engage in certain activities (noncompetition, nonsolicitation) for two years following termination of employment.

        The other severance agreements are similar to Terry Ledbetter's except that the employee's severance benefit is equal to one times his base salary at the time of termination. However, a larger benefit equal to 1.75 times base salary (2.5 times base salary in the case of Messrs. Hale, Pearson, and Cleff) is provided in the case of termination during the two-year period immediately following either: (i) June 25, 2014, the date of the completion of the Private Placement; or (ii) any subsequent "change of control" of the Company, which is defined to have the same meaning as set forth in our 2014 Long-Term Incentive Plan.

        Except in the case of Terry Ledbetter, no severance benefit will be paid under any of these severance agreements if the employee's termination of employment occurs after June 25, 2021.

        In February 2016, the Company entered into an employment agreement with Matthew Freeman to serve as the President of the Company. The employment agreement provides for a base salary of $550,000 per year and for Mr. Freeman's ability to receive an annual discretionary performance bonus, subject to the discretion of the Compensation Committee, with a guaranteed bonus of $400,000 for 2016, subject to certain limited exceptions. On January 1, 2017, Mr. Freeman will be eligible to receive $250,000 in restricted common stock, subject to the discretion of the Compensation Committee, and beginning January 1, 2018, Mr. Freeman will be eligible, on an annual basis, to receive restricted stock awards, subject to the discretion of the Compensation Committee. Mr. Freeman has received a grant of non-qualified stock options under the Company's 2014 Long-Term Incentive Plan to purchase an aggregate of 500,000 shares of common stock, vesting in three equal annual installments on the anniversary of the grant date. Mr. Freeman shall also be entitled to various allowances and reimbursements, including a car allowance and reimbursement for relocation and related expenses. He will additionally be able to participate in all benefit plans and programs for which similarly situated executive employees are eligible to participate. The employment agreement also includes certain post-employment restrictive covenants for two years following termination of employment. Notwithstanding any term or provisions in the employment agreement, Mr. Freeman will be an at-will employee.

        The Company also entered into a severance agreement with Mr. Freeman in February 2016, which provides that if the Company terminates Mr. Freeman's employment for any reason other than for cause, death, or disability, or if Mr. Freeman resigns for good reason (in each case, as such terms are defined in the severance agreement), Mr. Freeman shall be entitled to receive severance pay equal to thirty months of his base salary at the time of termination.

Risk Assessment of Compensation Policies and Procedures

        Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

        The tables below provide information regarding the beneficial ownership of the Company's common stock for:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all directors and executive officers as a group; and

  •
  each beneficial owner known by us to be the beneficial owner of more than five percent of the Company's common stock.

        Except as otherwise noted below, the address of each named executive officer, director and greater than 5% shareholder listed on the table below is c/o State National Companies, Inc., 1900 L. Don Dodson Drive, Bedford, Texas 76021. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that all of the persons and entities named in the tables below have sole voting and dispositive power over the shares of common stock listed or share voting and dispositive power with his or her spouse. We have based our calculations of the percentage of beneficial ownership on 42,704,712 shares of common stock outstanding on April 8, 2016. For purposes of the tables below, derivative securities that are currently exercisable or exercisable within 60 days of April 8, 2016 into shares of common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Five Percent Shareholders

        The following table sets forth information regarding all persons known by the Company to be the beneficial owners of more than 5% of the Company's common stock as of April 8, 2016.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class (%)
Terry L. Ledbetter, Sr.(1)	6,310,231	14.6
Reta Laurie Ledbetter(1)	5,495,462	12.9
Bradford Luke Ledbetter(2)	5,725,694	13.4
Terry L. Ledbetter, Jr.(3)	4,960,152	11.6
Centerbridge Credit Partners, L.P.(4)	4,145,000	9.7
Fortress Investment Group LLC(5)	3,500,000	8.2

(1)
Represents 5,495,462 shares of common stock beneficially owned by each of Terry Ledbetter and Reta Laurie Ledbetter, consisting of the following: (i) 5,160,732 shares held by The Terry Lee Ledbetter and Reta Laurie Ledbetter 2000 Revocable Trust over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power; and (ii) 334,730 shares held by a foundation over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power. In addition, Terry Ledbetter reported that he owns (A) 66,766 shares of common stock individually, over which he has sole voting and dispositive power; (B) 256,892 shares of restricted common stock, over which he has sole voting power; and (C) 491,111 shares of common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power. Terry Ledbetter and Reta Laurie Ledbetter are married.

(2)
Represents 5,725,694 shares of common stock beneficially owned by Bradford Luke Ledbetter ("Luke Ledbetter"), consisting of the following: (i) 11,336 shares held by Luke Ledbetter individually, over which he has sole voting and dispositive power; (ii) 11,119 shares of restricted common stock, over which he has sole voting power; (iii) 94,967 shares of common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power; (iv) 648,120 shares held by the Bradford Luke Ledbetter 1999 Grantor Trust No. 2 for which he serves as co-trustee with Lonnie K. "Trace" Ledbetter, III, with whom he shares voting and dispositive power over such shares; (v) 3,499,476 shares held by the following trusts for which he serves as co-trustee with Terry L. Ledbetter, Jr. ("Terry Ledbetter, Jr."), with whom he shares voting power over such shares and with whom, together with an independent trustee, he shares dispositive power over such shares: (A) 986,794 shares held by the Bradford Luke Ledbetter 2006 Grantor Trust No. 2; (B) 910,432 shares held by the Bradford Luke Ledbetter 2010 Grantor Trust No. 2; (C) 996,540 shares held by the Terry Lee Ledbetter, Jr. 2006 Grantor Trust No. 2; and (D) 605,710 shares held by the Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2; (vi) 601,344 shares held by the Terry Lee Ledbetter, Jr. 1999 Grantor Trust No. 2 for which he serves as co-trustee with Terry Ledbetter, Jr., with whom he shares voting and dispositive power over such shares; and (vii) 859,332 shares held by The Ledbetter Family and Charitable Irrevocable 2012 Trust for which he serves as sole trustee and has sole voting and dispositive power over such shares.

(3)
In a Schedule 13D filed with the SEC on February 17, 2015, Terry Ledbetter, Jr. reported that he beneficially owned 4,960,152 shares of common stock, consisting of the following: (i) 601,344 shares held by the Terry Lee Ledbetter, Jr. 1999 Grantor Trust No. 2 for which Terry Ledbetter, Jr. serves as co-trustee with Luke Ledbetter, with whom he shares voting and dispositive power over such shares; (ii) 3,499,476 shares held by the following trusts for which Terry Ledbetter, Jr. serves as co-trustee with Luke Ledbetter, with whom he shares voting power and with whom, together with an independent trustee, he shares dispositive power over such shares: (A) 996,540 shares held by the Terry Lee Ledbetter, Jr. 2006 Grantor Trust No. 2; (B) 605,710 shares held by the Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2; (C) 986,794 shares held by the Bradford Luke Ledbetter 2006 Grantor Trust No. 2; and (D) 910,432 shares held by the Bradford Luke Ledbetter 2010 Grantor Trust No. 2; and (iii) 859,332 shares held by The Ledbetter Descendants Irrevocable 2012 Trust for which Terry Ledbetter, Jr. serves as sole trustee and has sole voting and dispositive power over such shares.

(4)
Based on a Schedule 13G/A filed with the SEC on February 16, 2016, includes the following: (i) 1,084,599 shares held by Centerbridge Credit Partners, L.P. ("CCP"); (ii) 1,957,783 shares held by Centerbridge Credit Partners Master, L.P. ("CCPM"); and (iii) 1,102,618 shares held by Centerbridge Special Credit Partners II, L.P. ("CSCP II"). Centerbridge Credit Partners General Partner, L.P. ("CCPGP") is the general partner of CCP. Centerbridge Credit Partners Offshore General Partner, L.P. ("CCPOGP") is the general partner of CCPM. Centerbridge Credit Cayman GP, Ltd. is the general partner of CCPGP and CCPOGP. Centerbridge Special Credit Partners General Partner II, L.P. ("CSCPGP II") is the general partner of CSCP II. CSCP II Cayman GP Ltd. is the general partner of CSCPGP II. Mark. T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control CCPGP, CCPOGP and CSCPGP II. The address of Mr. Gallogly, Mr. Aronson and each entity or individual described in this footnote is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, New York 10152.

(5)
Based on a Schedule 13G filed with the SEC on February 17, 2015, represents shares held by CF SNC Investors LP for which voting and dispositive power is shared by the following persons: (i) CF SNC GP LLC is the general partner of CF SNC Investors LP, the membership interests of which are held by funds whose general partners' membership interests are held by Hybrid GP Holdings LLC; (ii) FIG LLC owns the membership interests of the investment advisers and funds holding the membership interests in CF SNC GP LLC; (iii) Fortress Operating Entity I LP ("FOE I") is the managing member of Hybrid GP Holdings LLC and holder of all the membership interests of FIG LLC; and (iv) FIG Corp. is the general partner of FOE I and is wholly-owned by Fortress Investment Group LLC. The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, New York, New York 10105.

Directors and Executive Officers

        The following table sets forth information regarding our common stock beneficially owned as of April 8, 2016 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Class (%)
Gene Becker	36,757	(2)(3)	*
Marsha Cameron	6,757	(2)	*
David King	5,757	(2)	*
Terry L. Ledbetter, Sr.	6,310,231	(4)	14.6
Fred Reichelt	9,757	(2)	*
David Hale	162,936	(5)	*
John Pearson	21,952	(6)	*
Lonnie K. ("Trace") Ledbetter, III	1,639,514	(7)	3.8
David Cleff	112,365	(8)	*
All current directors and executive officers as a group (10 persons)	14,031,720	(9)	32.2

*
Percentage represents less than 1% of the total shares of common stock outstanding.

(1)
Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.

(2)
Includes 2,757 shares of restricted stock issued on June 25, 2015 that are subject to a one-year vesting period. During the restricted period, the shareholder has voting power, but not dispositive power, with respect to such 2,757 shares.

(3)
Represents (i) 29,000 shares of common stock held by the Eugene E. Becker Family Trust over which Eugene Becker serves as co-trustee with his spouse, with whom he shares voting and dispositive power over such shares; (ii) 2,000 shares of common stock held by the DaVette D. Becker Family Trust for which Eugene Becker serves as co-trustee with his spouse, with whom he shares voting and dispositive power over such shares; (iii) 3,000 shares of common stock owned by Gene Becker individually, over which he has sole voting and dispositive power; and (iv) 2,757 shares of restricted common stock owned by Gene Becker individually, over which he has sole voting power.

(4)
Represents 5,495,462 shares of common stock beneficially owned by each of Terry Ledbetter and Reta Laurie Ledbetter, consisting of the following: (i) 5,160,732 shares held by The Terry Lee Ledbetter and Reta Laurie Ledbetter 2000 Revocable Trust over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power; and (ii) 334,730 shares held by a foundation over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power. In addition, Terry Ledbetter reported that he owns (A) 66,766 shares of common stock individually, over which he has sole voting and dispositive power; (B) 256,892 shares of restricted common stock, over which he has sole voting power; and (C) 491,111 shares of common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power. Terry Ledbetter and Reta Laurie Ledbetter are married.

(5)
Represents (i) 100 shares of common stock owned by David Hale individually, over which he has sole voting and dispositive power; (ii) 20,386 shares of restricted common stock owned by David Hale individually, over which he has sole voting power; and (iii) 142,450 shares of common stock that David Hale has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(6)
Represents (i) 100 shares of common stock owned by John Pearson individually, over which he has sole voting and dispositive power; (ii) 12,355 shares of restricted common stock owned by John Pearson individually, over which he has sole voting power; and (iii) 9,497 shares of common stock that John Pearson has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(7)
Represents (i) 1,772 shares owned by Lonnie K. Ledbetter, III ("Trace Ledbetter") individually, over which he has sole voting and dispositive power; (ii) 11,119 shares of restricted common stock owned by Trace Ledbetter individually, over which he has sole voting power; (iii) 94,967 shares of common stock that Trace Ledbetter has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power; (iv) 883,536 shares held by the following trusts for which Trace Ledbetter serves as sole trustee and over which shares he has sole voting power and shared dispositive power with an independent trustee: (A) 220,884 shares held by the Lonnie K. Ledbetter III 2006 Grantor Trust No. 2; (B) 441,768 shares held by the Kendall Kaye Ledbetter 2010 Grantor Trust No. 2; and (C) 220,884 shares held by the Lonnie K. Ledbetter III 2010 Grantor Trust No. 2; and

  (v) 648,120 shares held by the Bradford Luke Ledbetter 1999 Grantor Trust No. 2 for which Trace Ledbetter serves as co-trustee with Luke Ledbetter, with whom he shares voting and dispositive power over such shares.

(8)
Represents (i) 100 shares of common stock owned by David Cleff individually, over which he has sole voting and dispositive power; (ii) 17,298 shares of restricted common stock owned by David Cleff individually, over which he has sole voting power; and (iii) 94,967 shares of common stock that David Cleff has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(9)
Includes an aggregate of 832,992 shares of common stock that all current directors and named executive officers as a group have the right to acquire upon the exercise of options. Also includes 5,725,694 shares beneficially owned by another executive officer (94,967 of which such executive officer has the right to acquire upon the exercise of options).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2015, none of our executive officers served as a member of the board of directors or compensation committee, or other board committee performing an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board or our Compensation Committee.

AUDIT COMMITTEE REPORT

        Management is responsible for the Company's system of internal controls over financial reporting and for preparing its financial statements. The Company's independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), and to issue a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and system of internal controls. It also oversees the Company's internal audit function, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors "whistleblower" activity. The Audit Committee operates under a written charter adopted by the board and reviewed annually by the Audit Committee. The charter is available on the Company's website at www.statenational.com.

        The Audit Committee reviewed and discussed with both management and the Company's independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2015 prior to their issuance. During 2015, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 16, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence.

        Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the board that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE David King, Chair Marsha Cameron Fred Reichelt

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection

        Ernst & Young served as the Company's independent registered public accounting firm for 2015 and has been selected by the Audit Committee to serve as the Company's independent registered public accounting firm for 2016. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

        The following table presents fees for professional services provided by Ernst & Young for the audits of the Company's annual financial statements for the period ending December 31, 2015 and 2014, respectively, including related expenses. Ernst & Young did not provide any non-audit services in either of these periods.

	2015(2)	2014(3)
Audit fees(1)	$1,035,855	$1,697,530

(1)
The amounts reported as audit fees are based on fees, including out-of-pocket expenses, for the current-year audit and related quarterly reviews irrespective of the period in which the related services are rendered or billed.

(2)
Fees for 2015 audit services include fees and expenses associated with the annual audit, including reviews of the Company's quarterly reports on Form 10-Q and the individual insurance subsidiary statutory-basis audits.

(3)
Fees for 2014 audit services include fees and expenses associated with the annual audit, the review of the Company's quarterly report on Form 10-Q for nine month period ended September 30, 2014; Rule 144A Offering Memorandum, including comfort letters and consents, initial SEC filing on Form S-1 and related amendments thereto, including the reviews of the interim periods ended March 31, 2014 and June 30, 2014 as well as the comparative for same quarter period of the prior year contained within the Form S-1; SEC comment letters and responses thereto.

Pre-Approval Policies and Procedures

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2015 were pre-approved or ratified by the Audit Committee in accordance with this policy.

 PROPOSAL 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

        The Audit Committee is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for 2016, subject to ratification of the selection by our shareholders. If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our shareholders.

        For additional information regarding our independent registered public accounting firm, see "Independent Registered Public Accounting Firm."

        The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Ernst & Young.

The board recommends a vote "FOR" the ratification of Ernst & Young as the Company's independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ledbetter Family Transactions

        We describe below relevant transactions between the Company and certain members of the Ledbetter family. Terry Ledbetter and Lonnie Ledbetter are brothers. Trace Ledbetter is Lonnie Ledbetter's son and Luke Ledbetter and Terry Ledbetter, Jr. are Terry Ledbetter's sons. Lonnie Ledbetter is our former Chairman and Chief Executive Officer and beneficially owns less than 1% of our common stock. Terry Ledbetter is our Chairman and Chief Executive Officer and beneficially owns 14.6% of our common stock. Luke Ledbetter, our Executive Vice President and Chief Underwriting Officer, Program Services, and his brother, Terry Ledbetter, Jr. beneficially own 13.4% and 11.6% of our common stock, respectively. Trace Ledbetter is our Executive Vice President of Service and beneficially owns 3.8% of our common stock. Luke Ledbetter received annual salary, bonus and other compensation of $612,548 in 2015, which compensation was reviewed and approved by the Compensation Committee.

        The related party transactions reported below were completed in 2014 prior to the private placement. At such time, as a private company, we did not have separate procedures or criteria for approving related party transactions. Pursuant to our Audit Committee Charter adopted in August 2014, all transactions with related parties must be approved by the Audit Committee.

        Consulting Agreement.    In 2014, prior to the completion of the private placement, we entered into a one-year consulting agreement with Lonnie Ledbetter that became effective upon his resignation as a director, officer and employee of the Company, which became effective upon completion of the private placement, pursuant to which we paid Lonnie Ledbetter $250,000 in 2015 in exchange for him providing certain consulting services to us during the term of the agreement. Lonnie Ledbetter completed his one-year consultancy with the Company on June 25, 2015.

        Tax Indemnification Agreement.    In 2014, prior to the completion of the private placement, we entered into a tax indemnification agreement with each of our shareholders, who we refer to as our former S Corporation Shareholders. Pursuant to the tax indemnification agreement, we will pay each such former S Corporation Shareholder on an after-tax (or grossed-up) basis the amount of additional income taxes plus interest and penalties due as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of our parent company with respect to taxable periods during which it filed as an "S" corporation. The payments we could be required to make will be reduced by certain tax benefits that may be available to the former S Corporation Shareholders as a result of such adjustments. Such payments will also include any reasonable out-of-pocket expenses incurred by the former S Corporation Shareholders arising out of a claim for such tax liability.

Director Interest in Investment by Fortress

        As of December 31, 2015, CF SNC Investors LP, an investment vehicle owned, directly or indirectly, by funds managed by affiliates of Fortress Investment Group LLC, held 3,500,000 shares of our common stock, which represents approximately 8.2% of our outstanding common stock. Fortress purchased these shares in the private placement. David King, one of our independent directors, is a Managing Director at Fortress Investment Group LLC and has an indirect minority interest in CF SNC Investors LP. Mr. King does not control this entity or the voting or disposition of the shares held by this entity. Culpeper Capital Partners LLC, a firm controlled by Mr. King and which is not an affiliate of Fortress Investment Group LLC, receives certain fees in connection with CF SNC Investors LP's investment in our shares. These fees are not payable by the Company. We have been advised by Mr. King that shares of our common stock received by him in connection with his service as a director of the Company may be transferred to CF SNC Investors LP in accordance with the investment management agreement between CF SNC Investors Holdings LP and Culpeper Capital Partners LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws, our directors, executive officers and persons owning more than 10% of our common stock are required to report their initial ownership of our common stock and subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director, executive officer or 10% shareholder filed a late report. During 2015, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors, executive officers and 10% shareholders and copies of the reports filed with the SEC.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

        Shareholder proposals intended to be included in the Company's proxy statement and form of proxy relating to, and to be presented at, the Company's annual meeting of shareholders to be held in 2017 must be received by the Company on or before December 23, 2016 in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder intends to present a proposal or nominate a candidate for election as a director at the 2017 annual meeting of shareholders but does not seek inclusion of the matter in the Company's proxy statement for that meeting, such shareholder must deliver written notice of the proposal or nomination in accordance with the requirements of the Company's Bylaws. Generally, such proposals and nominations must be delivered between February 3, 2017 and March 5, 2017. All proposals or notices should be directed to the Secretary of the Company at 1900 L. Don Dodson Drive, Bedford, Texas 76021.

AVAILABILITY OF FORM 10-K

        The Company is providing its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to shareholders who receive this proxy statement. The Company will provide copies of these documents to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement and the Company's Annual

Report on Form 10-K are available without charge upon written request to State National Companies, Inc., 1900 L. Don Dodson Drive, Bedford, Texas 76021, Attn: Corporate Secretary. You may also review the Company's SEC filings by visiting the Company's website at www.statenational.com.

OUR WEBSITE IS A DISTRIBUTION CHANNEL

        Our Company website address is www.statenational.com. We use our website as a channel of distribution for important Company information. Important information, including press releases, investor presentations and financial information regarding our Company, is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled "Investor Relations" on our website home page. We also use our website to expedite public access to time-critical information regarding our Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail notifications alerting them when new information is made available on the Investor Relations subpage of our website. In addition, we make available on the Investor Relations subpage of our website (under the link "Financial Information" and then "SEC Filings"), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Code of Business Conduct and Ethics and the charters for the Audit, Compensation and Nominating and Corporate Governance Committees of our board are also available through the Investor Relations subpage of our website (under the link "Corporate Governance").

OTHER MATTERS

        The board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

David M. Cleff Executive Vice President of Business Affairs, General Counsel and Secretary

Bedford, Texas
April 22, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. STATE NATIONAL COMPANIES, INC. 1900 L. DON DODSON DRIVE BEDFORD, TX 76021 ATTN: CORPORATE SECRETARY ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.The Board of Directors recommends you vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Gene Becker 02 Marsha Cameron 03 David King 04 Terry Ledbetter 05 Fred Reichelt The Board of Directors recommends you vote FOR proposal 2. 2 To ratify the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 0 0 0 Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000280720_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com STATE NATIONAL COMPANIES, INC. Annual Meeting of Shareholders June 3, 2016 8:30 AM Central Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Terry Ledbetter and David Hale as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of STATE NATIONAL COMPANIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting 8:30 AM Central Time on June 3, 2016 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000280720_2 R1.0.1.25 IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE BRING: (1) Valid photo identification, such as a driver’s license or passport; and (2) Shareholders holding their shares through a broker, bank, trustee, or nominee will need to bring proof of beneficial ownership as of the Record Date of April 8, 2016, such as their most recent account statement reflecting their stock ownership prior to April  8, 2016, a copy of the voting instruction card provided by their broker, trustee, or nominee, or similar evidence of ownership.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 03, 2016 STATE NATIONAL COMPANIES, INC. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. STATE NATIONAL COMPANIES, INC. 1900 L. DON DODSON DRIVE BEDFORD, TX 76021 ATTN: CORPORATE SECRETARY 0000280719_1 R1.0.1.25 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: April 08, 2016 Date: June 03, 2016 Time: 8:30 AM CDT Location: 1900 L. Don Dodson Drive Bedford, Texas 76021

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Have the information that is printed in the box marked by the arrow (located on the by the arrow (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow available and follow the instructions. 0000280719_2 R1.0.1.25 Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. 1. Annual Report2. Notice & Proxy Statement How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 20, 2016 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Gene Becker 02 Marsha Cameron 03 David King 04 Terry Ledbetter 05 Fred Reichelt The Board of Directors recommends you vote FOR proposal 2. 2 To ratify the Audit Committee's selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0000280719_3 R1.0.1.25 Voting items

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